Exhibit 99.1

For more information, please contact:
Teleglobe:	Lippert/Heilshorn & Associates:
Rick Willett, CFO	Jody Burfening/Carolyn Capaccio/John Quirk
Tel: 514.868.7490	Tel: 212.838.3777
John Landau/Megan Cannell	Email: jquirk@lhai.com
Tel: 609.750.3262
Email: mcannell@itxc.com

FOR IMMEDIATE RELEASE

Teleglobe International Holdings Ltd Announces

First Quarter 2004 Results

Hamilton, Bermuda, June 15, 2004 — Teleglobe International Holdings Ltd (Nasdaq: TLGB) “Teleglobe,” a leading provider of international wholesale telecommunications services, today announced first quarter 2004 results for the period ended March 31, 2004. Full financial results are available in the company’s Form 10-Q filed with the Securities and Exchange Commission (SEC) on June 14, 2004. Tables containing selected financial information are included in this press release.

In May 2003, Teleglobe, termed “Successor,” completed the acquisition of the wholesale voice, data, Internet transit and mobile carrier services and value-added services businesses in the US, the UK, Spain, Hong Kong, and Australia from Consolidated Old Teleglobe, termed its “Predecessor.” The Predecessor includes portions of certain businesses not purchased by the Successor.

The following results compare Successor to Predecessor. First quarter 2004 revenue for Successor was $214.5 million versus $214.8 million for Successor in the fourth quarter of 2003 and $229.9 million for Predecessor in the first quarter of 2003. Net income for first quarter 2004 for Successor was $2.5 million versus a loss of $2.1 million for Successor in the fourth quarter of 2003 and a loss of $26.9 million for Predecessor in the first quarter of 2003. Net income available to common stockholders for the first quarter of 2004 was $105,000, or $0.00 per common share, versus a loss available to common stockholders of $4.5 million for Successor in the fourth quarter of 2003. EBITDA (Earnings before interest, taxes, depreciation, and amortization) for first quarter 2004 for Successor of $10.5 million versus $5.8 million in the fourth quarter of 2003 and an EBITDA loss of $17.8 million for Predecessor in the first quarter of 2003. EBITDA in the fourth quarter of 2003 would have been $9.5 million if $3.6 million of professional fees incurred in connection with the carve out of the financial statements were excluded. EBITDA is a non-GAAP concept, differing from GAAP measures in that it excludes net interest expense, taxes, depreciation and amortization. A more detailed reconciliation of the differences between GAAP and non-GAAP results is included in the financial tables in this press release.

Liam Strong, president and CEO of Teleglobe, stated, “Over the past 12 months, we have completed a significant restructuring of Teleglobe, streamlining our operations and network to a more efficient cost structure as well as renegotiating all major commercial and vendor agreements. We have injected strict financial discipline into our decision-making processes and strengthened our commercial team to position the company for the future. As a result, Teleglobe’s first quarter 2004 results reflect the company’s ability to maintain revenue, despite continued pricing pressure, while improving earnings performance.”

The above results do not include assets and operations acquired through the ITXC Corp. merger, which was consummated on May 31, 2004, converting all outstanding common ITXC shares to 28% of the capital stock in the new Teleglobe. Pro forma results for the combined company, had the merger taken place at the beginning of each period for the results of operations and at March 31, 2004 for the balance sheet, include the following. First quarter 2004 pro forma revenue were $304.8 million versus $310.0 million in the fourth quarter of 2003. First quarter 2004 pro forma net loss was $6.2 million versus a loss of $11.4 million in the fourth quarter of 2003. First quarter 2004 pro forma EBITDA was $6.6 million versus $1.0 million in the fourth quarter of 2003. Pro forma EBITDA in the fourth quarter of 2003 would have been $4.6 million if $3.6 million of professional fees incurred in connection with the carve-out of the financial statements were excluded. Pro forma results take into account adjustments for the estimated valuation of the purchased ITXC assets, including intangibles, and eliminate any inter-company revenues. A detailed reconciliation of all pro forma adjustments and non-GAAP financial measures to GAAP results are included in the financial tables of this press release. As at June 2, 2004, the combined company has 39,006,840 shares outstanding.

2004-2005 Strategic Plan

During 2004 and 2005, Teleglobe intends to implement a strategic plan that includes the following:

•	Integrating Teleglobe and ITXC through consolidation of common functions, estimated to derive $20-30 million in annual cost savings, by end of first half 2005.

•	Driving productivity of the combined company by leveraging ITXC’s capability to increase overall levels of automation and re-engineering non-automated processes to partly offset ongoing market price erosion.

•	Increase network asset utilization by driving volume and market share gains; capital expenditure limited to maintenance and expansions with high returns.

•	Differentiating from competitors by offering a range of voice service levels utilizing the largest international integrated traditional and voice over IP voice network.

•	Increasing value added services offering to our deep international customer base through new offerings that builds on our leading positions in cellular roaming, international toll free services and IP transit.

Mr. Strong concluded, “With the ITXC acquisition now closed, Teleglobe is taking the next steps in implementing our strategic plan as a leading international wholesale services provider. Our strategy has been designed to be realistic and achievable, since it is not dependent on near-term revenue growth or an improvement in industry dynamics. Our key objective is to more aggressively serve carriers and ISPs with high value international voice, mobile signaling, and data services across the pervasive reach of our network. As a focused international wholesaler, we can relentlessly pursue internal and external cost efficiencies while we successfully build upon our 50 year history of quality and service to an established and growing base of customers.”

Non-GAAP Financial Data (Unaudited)

We are presenting EBITDA (Earnings before interest, taxes, depreciation and amortization) and Gross Margin because management considers them to be important supplemental measures of our performance and believes that they are frequently used by interested parties in the evaluation of companies in our industry. However, EBITDA and Gross Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include the following:

•	EBITDA does not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	EBITDA reflects the impact on earnings of charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate EBITDA and Gross Margin differently than we do, limiting their usefulness as a comparative measure.

•	The Gross Margin calculation excludes any depreciation or amortization relating to property, equipment and intangible assets required to generate revenues.

Because of these limitations, we rely primarily on the GAAP results and use EBITDA and Gross Margin only as supplemental measures.

About Teleglobe:

Teleglobe International Holdings Ltd is a leading provider of international voice, data, Internet and mobile roaming services with over 50 years of industry expertise in international telecommunications. Teleglobe became a public company trading on the Nasdaq under the symbol TLGB with the acquisition of Voice over IP (VoIP) network leader ITXC Corp. on June 1, 2004.

Teleglobe owns and operates one of the world’s most extensive telecommunications networks, reaching over 240 countries and territories with voice and advanced data services. Teleglobe is the carrier of choice to more than 1,200 wholesale customers representing the world’s leading telecommunications, mobile operators and Internet service providers.

Carrying over 11 billion minutes per year, and a significant portion of the world’s Internet traffic, Teleglobe’s network is consistently ranked among the most robust and reliable, performing at the high end of industry standards. Detailed information about Teleglobe is available on the company’s web site at www.teleglobe.com.

Forward-looking Statements

Teleglobe has included in this press release forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements concerning future or expected events or results.

Actual results could differ materially from those projected in the companies’ forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the risks and uncertainties described in “Risk Factors” in the Registration Statement on Form S-4/A filed by Teleglobe with the SEC on April 30, 2004 and in the Form 10-Q filed by Teleglobe on June 14, 2004.

Teleglobe International Holdings Ltd – Selected Financial Highlights for the periods indicated (USD$, 000’s):

Consolidated Statement of Operations (Successor) / Combined Statement of Operations (Predecessor) - Selected Information	Q1-2004	Q4-2003	Q1-2003
	(Successor) (Unaudited)	(Successor) (Unaudited)	(Predecessor) (Unaudited)
Revenues	$214,544	$214,792	$229,868
Telecommunication expenses	154,356	149,547	162,293
Network expenses, exclusive of amortization and depreciation	23,734	26,400	34,551

Total telecommunication and network expenses	$178,090	$175,947	$196,844
Selling, general & administrative, restructuring and bad debt expenses, foreign exchange loss (gain), professional fees incurred in connection with carve-out financial statements and other income	$25,905	$32,996	$26,568
Net income (loss)	$2,480	$(2,105)	$(26,898)

Consolidated Balance Sheet as at the Period Indicated - Selected Information	March 31, 2004	December 31, 2003
	(Successor) (Unaudited)	(Successor) (Audited)
Cash	$28,097	$35,279
Accounts Receivable	161,097	163,804
Other Current Assets	9,104	8,391

Total Current Assets	198,298	207,474
Property and Equipment	121,846	121,839
Other Non-Current Assets	35,437	34,444

Total Assets	$355,581	$363,757
Accounts Payable and Accrued Liabilities	$236,655	$244,765
Other Current Liabilities	3,798	3,214

Total Current Liabilities	240,453	247,979
Other Non-Current Liabilities	12,765	13,520
Preferred Stock	95,000	95,000
Total Equity	7,363	7,258

Total Liabilities and Shareholders’ Equity	$355,581	$363,757

Teleglobe International Holdings Ltd – Selected Financial Highlights for the periods indicated (USD$, 000’s) - (Continued):

*Reconciliation of EBITDA to GAAP Measure for the periods indicated	Q1-2004	Q4-2003	Q1-2003
	(Successor) (unaudited)	(Successor) (unaudited)	(Predecessor) (unaudited)
Net income (loss)	$2,480	$(2,105)	$(26,898)
Add:
Interest expense, net	2,389	105	98
Income tax expense	148	3,492	—
Depreciation	4,512	3,909	9,032
Amortization of intangible assets	1,020	448	—

EBITDA	$10,549	$5,849	$(17,768)

*Reconciliation of Gross Margin to GAAP Measure for the periods indicated	Q1-2004	Q4-2003	Q1-2003
	(Successor) (unaudited)	(Successor) (unaudited)	(Predecessor) (unaudited)
Income (loss) before reorganization items and income taxes	$2,628	$1,387	$(2,674)
Add:
Interest expense, net and other income	2,381	116	(434)
Foreign exchange loss (gain)	485	2,559	(2,897)
Depreciation	4,512	3,909	9,032
Amortization of intangible assets	1,020	448	—
Bad debt (recovery) expense	(1,087)	—	2,952
SG&A, restructuring & carve-out fees	26,515	30,426	27,045

Gross Margin	$36,454	$38,845	$33,024

Gross Margin as a Percentage of Revenue	17.0%	18.1%	14.4%

Unaudited Pro Forma Financial Information for Teleglobe International Holdings Ltd and ITXC – Selected Financial Highlights for the periods indicated (USD$, 000’s):

We are in the process of completing a formal valuation of the acquired intangible and tangible assets and liabilities assumed in order to finalize the allocation of the total purchase price to the various assets and the liabilities assumed and to determine the amortization period of certain assets. Consequently, the following results will change upon the finalization of the purchase price allocation.

Pro Forma Statement of Operations (giving effect to the acquisition at the beginning of each period) - Selected Information (7)	Q1-2004	Q4-2003
	Pro Forma (Unaudited)	Pro Forma (Unaudited)
Revenues	$304,813	$309,955	(1)
Telecommunication expenses	234,090	234,437	(1)(2)
Network expenses, exclusive of amortization and depreciation	27,738	30,585	(2)

Total telecommunication and network expenses	$261,828	$265,022
Selling, general and administration, restructuring and bad debt expenses, foreign exchange loss (gain), stock based compensation, professional fees incurred in connection with carve-out and other income	$36,364	$43,931	(2)(3)
Net loss	$(6,192)	$(11,399)

*Reconciliation of EBITDA to GAAP Measure for the periods indicated	Q1-2004	Q4-2003
	(Pro Forma) (Unaudited)	(Pro Forma) (Unaudited)
Net loss	$(6,192)	$(11,399)
Add:
Interest expense, net	4,979	2,682	(6)
Income tax expense	216	3,276
Depreciation	5,705	5,102	(5)
Amortization of intangible assets	1,913	1,341	(4)

EBITDA	$6,621	$1,002

*Reconciliation of Gross Margin to GAAP Measure for the periods indicated	Q1-2004	Q4-2003
	(Pro Forma) (unaudited)	(Pro Forma) (unaudited)
Loss before income taxes	$(5,976)	$(8,123)
Add:
Interest expense, net and other income	4,971	3,193	(6)
Foreign exchange loss (gain)	485	2,559
Depreciation	5,705	5,102	(5)
Amortization of intangible assets	1,913	1,341	(4)
Bad debt (recovery) expense	(1,087)	—
SG&A, restructuring & carve-out fees, stock comp.	36,974	40,861	(2)(3)

Gross Margin	$42,985	$44,933

Gross Margin as a Percentage of Revenue	14.1%	14.5%

Notes To Unaudited Pro Forma Results of Operations, for the Three Months Ended March 31, 2004 and December 31, 2003

(1)	Eliminate intercompany revenues between Teleglobe and ITXC.

(2)	To re-classify certain of ITXC’s expenses to conform to Teleglobe’s grouping of such expenses.

(3)	Amortization of the intrinsic value applicable to the future vesting period for unvested ITXC options at the date of acquisition.

(4)	Reflects the amortization of the excess value attributed to other intangible assets over a seven year period.

(5)	Adjusts estimated lives of ITXC’s property and equipment to reflect the expected use of certain assets by Teleglobe and adjusts estimated fair values of property and equipment.

(6)	The Teleglobe Preferred Shares were retired as of the transaction date. Concurrently with such retirement, $100 million of senior notes were issued with a maturity period of four years. The interest expense relating to the notes is 10% per annum plus 1% of the outstanding balance at the end of the first year and 2% of the outstanding balance at the end of the second year. The bonus interest expense of 3% will be amortized over the four year period, resulting in an additional $750,000 interest expense per year. An approximate one-time financing fee in the amount of $250,000 will be amortized over a period of four years.

An increase or decrease in intangibles or depreciable assets may occur when a final valuation of assets acquired and liabilities assumed is completed. Accordingly, the approximate amount of $90 million which has been preliminarily allocated to goodwill, may be reallocated to amortizable intangible or depreciating assets resulting in an increase or decrease to the depreciation or amortization charge included in the statement of operations.

(7)	The unaudited pro forma statements of operations for the first quarter of 2004 were prepared using the first quarter 2004 results of Teleglobe International Holdings Ltd as filed in a 10-Q on June 14, 2004 with the SEC and the results of ITXC for the first quarter of 2004 as filed in a 10-Q on May 10, 2004 with the SEC. The combination of these two statements of operations were modified by incorporating the adjustments listed in items 1 to 6 above.

The unaudited pro forma statements of operations for the three months ended December 31, 2003 were prepared using the fourth quarter 2003 results of Teleglobe International Holdings Ltd as included in the Company’s S-4/A Registration Statement filed with the SEC on April 30, 2004 and the results of ITXC for the fourth quarter of 2003 as included in ITXC’s 10-K filed on March 15, 2004 with the SEC. The combination of these two statements of operations were modified by incorporating the adjustments listed in items 1 to 6 above.

Unaudited Pro Forma Financial Information for Teleglobe International Holdings Ltd and ITXC – Selected Financial Highlights as at March 31, 2004 (USD$, 000’s)(Continued):

Pro Forma Consolidated Balance Sheet as at March 31, 2004 (giving effect to the acquisition at March 31, 2004) – Selected Information (5)	March 31, 2004
	(Pro Forma) (Unaudited)
Cash, Restricted Cash and Marketable Securities	$74,256	(3)(4)
Accounts Receivable	199,678
Other Current Assets	14,745

Total Current Assets	288,679
Property and Equipment	145,846	(2)
Other Non-Current Assets	150,942	(2)(3)

Total Assets	$585,467
Accounts Payable and Accrued Liabilities	$278,258	(3)
Other Current Liabilities	4,645

Total Current Liabilities	282,903
Other Non-Current Liabilities	13,309
Senior Notes	100,000	(3)
Total Equity	189,255	(1)(2)(4)

Total Liabilities and Shareholders’ Equity	$585,467

Notes To Unaudited Pro Forma Balance Sheet as at March 31, 2004

(1)	Adjustments to reflect the elimination of ITXC’s stockholders’ equity accounts.

(2)	The preliminary cost of purchase is calculated as follows:

(amounts in thousands)
Approximate Fair Value of common shares to be issued to ITXC stockholders(a)	$158,000
Fair Value of options to be issued to ITXC stockholders(b)	20,000
Fair Value of warrants to be issued to ITXC stockholders(b)	3,000
Estimated direct acquisition costs(c)	3,000

$184,000
The total purchase price is preliminarily allocated as follows:
Carrying value of net assets at 03/31/04 excluding property and equipment, goodwill and intangibles (d)	43,896
Additional Intangible assets¥technology (d)	25,000
Fair value of property and equipment (d)	24,000
Goodwill (d)	89,996
Deferred stock based compensation (b)	1,108

$184,000

The following assumptions were used:

(a)	The fair value for purchase accounting purposes of New Teleglobe shares issued to ITXC shareholders is $14.48 per share. This value has been determined using the average closing price of ITXC’s common stock for the 2 days after and 2 days prior to November 4, 2003, the announcement date.

(b)	The fair value of options and warrants was estimated using the Black Scholes valuation methodology. The final valuation is in-process.

(c)	The transaction costs of $3.0 million are an initial estimate of the costs that will be incurred in connection with the acquisition which are primarily legal, investment banking, audit and other professional fees.

(d)	A valuation of assets acquired and liabilities assumed has not yet been completed. The carrying value of net assets includes the carrying value of ITXC’s assets and liabilities less intangibles, goodwill and property and equipment.

We have made a preliminary estimate of additional intangible assets in the amount of $25 million, which primarily represents the value of ITXC’s technology. The initial life of the technology is 7 years, however, the final value of the intangible and its life are not yet finalized. We have also made a preliminary estimate of property and equipment of $ 24 million. The remaining excess purchase price has been preliminarily allocated to goodwill. A detailed analysis of ITXC’s technology, customer relationships, systems technology, property and equipment and other potential intangibles may have a material impact on the final valuation of intangible assets in the final purchase price allocation.

(3)	Reflects the retirement of $95.0 million of Teleglobe Preferred Shares and the payment of the related accrued dividends as of March 31, 2004 of $7.9 million. Concurrent to the retirement, senior notes in the amount of $100 million will be issued. An approximate one-time financing fee in the amount of $250,000 will be amortized over a period of four years.

(4)	Professional fees related to the issuance of common shares.

(5)	The unaudited pro forma balance sheet as at March 31, 2004, was prepared using the March 31, 2004 balance sheet of Teleglobe International Holdings Ltd as filed in a 10-Q on June 14, 2004 with the SEC and the March 31, 2004 balance sheet of ITXC as filed in a 10-Q on May 10, 2004 with the SEC. The combination of these two balance sheets was modified by incorporating the adjustments listed in items 1 to 4 above.

Revenue Information

The following table presents revenues derived from each product group and other relevant revenue-related information for the periods indicated for Teleglobe International Holdings Ltd.

	Three Months Ended March 31, 2004	Three Months Ended December 31, 2003	Three Months Ended March 31, 2003
	Successor (Unaudited)	Successor (Unaudited)	Predecessor (Unaudited)
Revenues per line of business (in millions of U.S. dollars)
Voice – transport	$166	$163	$171
Data – transport	28	29	38
Value - added services	21	23	21

Total	$215	$215	$230
Total revenues excluding BCE revenues	$192	$195	$155
Percentage of revenues from BCE	10.5%	9.5%	32.5%
Minutes of traffic (in millions)
Voice – transport	2,092	2,069	1,858
Other	50	46	62

Total	2,142	2,115	1,920
Average voice revenue per minute	$0.079	$0.079	$0.092
Geographic distribution of revenues
Asia	9%	10%	10%
Canada	13%	12%	33%
Europe	30%	30%	22%
USA	33%	36%	25%
Latin America	5%	4%	5%
Other	10%	8%	5%

Total	100%	100%	100%

[1]	BCE (Bell Canada Enterprises) is Canada’s largest telecommunications company.

Revenue Information – Pro Forma

The following table presents Pro Forma (Teleglobe International Holdings Ltd and ITXC) revenues derived from each product group and other relevant revenue-related information for the periods indicated. See notes on Pro Forma amounts on previous pages.

	Three Months Ended March 31, 2004	Three Months Ended December 31, 2003
	Pro Forma (Unaudited)	Pro Forma (Unaudited)
Revenues per line of business (in millions of U.S. dollars)
Voice – transport	$256	$258
Data – transport	28	29
Value - added services	21	23

Total	$305	$310
Total revenues excluding BCE revenues	$283	$290
Percentage of revenues from BCE	7.4%	6.5%
Minutes of traffic (in millions)
Voice – transport	3,392	3,320
Other	50	46

Total	3,442	3,366
Average voice revenue per minute	$0.075	$0.078
Geographic distribution of revenues
Asia	10%	9%
Canada	11%	10%
Europe	32%	33%
USA	33%	40%
Latin America	5%	3%
Other	9%	5%

Total	100%	100%

[1]	BCE (Bell Canada Enterprises) is Canada’s largest telecommunications company.